SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 15, 2003

ORBITAL SCIENCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-14279	06-1209561

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

21839 Atlantic Boulevard, Dulles, Virginia 20166

(Address of principal executive offices)

Registrant’s telephone number, including area code: (703) 406-5000

Item 5. Other Events.

     On January 15, 2003, Orbital Sciences Corporation (“Orbital”), Orbital Imaging Corporation (“ORBIMAGE”), David W. Thompson and James R. Thompson, and the Official Committee of the Unsecured Creditors of ORBIMAGE (the “Committee”) entered into a non-binding Term Sheet for Plan of Settlement (the “Term Sheet”) that sets forth the terms pursuant to which ORBIMAGE will agree to settle the lawsuit it filed against Orbital and Messrs. Thompson and Thompson (who are not related) in July 2002 in the U.S. Bankruptcy Court for the Eastern District of Virginia. The Term Sheet is subject to definitive documentation which, in turn, is subject to, among other things, approval by the Bankruptcy Court and approval by Orbital's lenders. There can be no assurance that the settlement will be effected on the terms described or at all.

     The Term Sheet provides that the settlement agreement will contain mutual releases of all claims, including those claims made by ORBIMAGE in the above-described litigation, to take effect upon launch of the OrbView-3 satellite by Orbital and concurrent payment by Orbital of $2.5 million to ORBIMAGE. Orbital expects to record a $2.5 million settlement charge in its income statement when these actions are completed. In the event ORBIMAGE reorganizes pursuant to a plan that is consistent with the Term Sheet, then Orbital will be entitled to receive new notes equal to such payment amount ranking pari passu with other senior or secured debt issued by ORBIMAGE, if any, to its current bondholders. Otherwise, Orbital will have an allowed non-subordinated claim in such amount which (1) in the event of a plan of liquidation consistent with the Term Sheet, will be treated in the same manner as the treatment of the current ORBIMAGE bondholders and (2) in other circumstances, will have priority in right of payment over the current bondholders and other general unsecured creditors. The Term Sheet contemplates that as part of the settlement, in addition to releases from ORBIMAGE, Orbital will obtain releases from at least 85% of ORBIMAGE’s Series A Preferred Stockholders and at least 75% of the holders of ORBIMAGE’s senior notes. It also provides that a plan of reorganization or liquidating plan will provide for third party releases of Orbital and Messrs. Thompson and Thompson, to the extent permitted by law.

     As part of the settlement, if OrbView-3 is not launched by April 30, 2003, and subject to various exceptions for force majeure and commercial reasonableness, Orbital will pay ORBIMAGE launch delay penalties of $16,429 per day. If checkout of OrbView-3 has not occurred within 90 days of launch or by July 31, 2003, and subject to various exceptions for force majeure, commercial reasonableness, delays caused by ORBIMAGE or impossibility due to on-orbit failure, Orbital will pay ORBIMAGE checkout delay penalties of $16,429 per day. Delay penalties are capped at $16,429 per day and $5 million in the aggregate. The Term Sheet further provides that upon the launch of OrbView-3 and payment of $2.5 million to ORBIMAGE, Orbital would agree to a one-year deferral of the $1.5 million milestone payment otherwise due Orbital upon completion of on-orbit verification and checkout of OrbView-3 and a 50% reduction of all other post-launch on-orbit payments from a total of $12.75 million to $6.375 million payable over five years. Prior to 2002, Orbital recorded charges to fully reserve all amounts from ORBIMAGE. It is contemplated that any amounts collected from ORBIMAGE would be recognized as income when received.

     Final testing of the OrbView-3 satellite is being completed, and it is currently scheduled to be launched by Orbital on a Pegasus launch vehicle in April 2003. Checkout of the satellite is expected to take between three to four months.

     Certain statements in this Current Report on Form 8-K that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which are beyond our control. A number of important factors, including those identified in our Annual Report on Form 10-K/A for the year ended December 31, 2001 under the heading “Business – Risk Factors Related to Our Business and Our Industry” may affect our actual results and cause actual results or transactions to differ materially from any results or transactions express or implied by such forward-looking statements. We assume no obligation to update any forward-looking statements.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBITAL SCIENCES CORPORATION (Registrant)

By: /s/ Garrett E. Pierce
Garrett E. Pierce Vice Chairman and Chief Financial Officer

Date: January 22, 2003